PROSPECTUS SUPPLEMENT                    FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated May 6, 1998)           Registration No. 333-50093

                           OAK INDUSTRIES INC.

             $100,000,000 Principal Amount of 4 7/8% Convertible
                        Subordinated Notes due 2008
                 (Interest payable March 1 and September 1)

                     2,586,900 Shares of Common Stock
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This document supplements the Prospectus dated May 6, 1998 relating to (i) $100,000,000 aggregate principal amount of 4 7/8% Convertible Subordinated Notes due 2008 (the "Notes") of Oak Industries Inc., a Delaware corporation (the "Company"), and (ii) 2,586,900 shares of common stock, par value $.01 per share, (the "Common Stock") of the Company which are initially issuable upon conversion of the Notes plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (the "Shares"). The Notes and the Shares are being offered for the account of the holders thereof. The Notes were initially acquired from the Company by Donaldson, Lufkin and Jenrette Securities Corporation, Lehman Brothers and Cowen and Company in February 1998 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. The Common Stock of the Company is traded under the symbol "OAK."

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SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION PASSED UPON THE ACCURACY
               OR ADEQUACY OF THIS PROSPECTUS. ANY
                  REPRESENTATION TO THE CONTRARY
                      IS A CRIMINAL OFFENSE.
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The date of this Prospectus Supplement is May 22, 1998.


The following table sets forth (i) the name of each Selling Securityholder and position, office or other material relationship, if any, with the Company within the past three years, (ii) the amount of Notes owned by each Selling Securityholder named herein as of the most recent date for which the Company obtained such information from such Selling Securityholder,
(iii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder under the Prospectus, (iv) the amount of Common Stock owned by each Selling Securityholder as of the most recent date for which the Company obtained such information from the respective Selling Securityholder, and (v) the number of Shares which may be offered for the account of such Selling Securityholder under the Prospectus.


Name of Selling       Principal         Principal                           Shares
Securityholder        Amount of        Amount of Note        Shares         Offered
                      Notes Owned      Offered Hereby      Owned(1)(2)    Hereby(2)(3)
---------------       -----------      ---------------     -----------    ------------
Argent Classic         $3,900,000       $3,900,000            100,889        100,889
Convertible Arbitrage
Fund (Bermuda) LP

R2 Investments, LDC    $1,900,000       $1,900,000             49,151         49,151

Delta Airlines Master     $10,000          $10,000                258            258
Trust

State Employees'         $245,000         $245,000              6,337          6,337
Retirement Fund of
the State of Delaware

State of Connecticut     $465,000         $465,000             12,029         12,029
Combined Investment
Funds

Partner Reinsurance      $280,000         $280,000              7,243          7,243
Company, Ltd.

Chrysler Corporation      $75,000          $75,000              1,940          1,940
Master Retirement Trust

Combined Insurance       $500,000         $500,000             12,934         12,934
Company of America

Raytheon Company         $335,000         $335,000              8,666          8,666
Master Pension Trust

Vanguard Convertible     $325,000         $325,000              8,407          8,407
Securities Fund, Inc.

Lincoln National       $2,040,000       $2,040,000             52,772         52,772
Convertible Securities
Fund

Weirton Trust            $695,000         $695,000             17,978         17,978

Walker Art Center        $265,000         $265,000              6,855          6,855

HSBC Securities Inc.   $1,000,000       $1,000,000             25,869         25,869

Black Diamond          $1,438,000       $1,438,000             37,199         37,199
Partners, L.P.

Black Diamond Ltd.     $1,414,000       $1,414,000             36,578         36,578

Double Black Diamond     $279,000         $279,000              7,217          7,217
Offshore, LDC

Highbridge Capital       $112,000         $112,000              2,897          2,897
Corp.
Worldwide Transactions,  $257,000         $257,000              6,648          6,648
Ltd.

BNP Arbitrage SNC      $3,250,000       $3,250,000             86,874(4)      84,074

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(1)   Includes the Shares into which the Notes held by such Selling Securityholder are convertible at the
Conversion Price.

(2)   The Conversion Price and the number of Shares issuable upon conversion of the Notes are subject to adjustment under certain circumstances.  See "Description of Notes -- Conversion Rights."  Accordingly, the
number of Shares issuable upon conversion of the Notes may increase or decrease from time to time.  Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

(3)   Assumes that the full amount of Notes held by the Selling Securityholder are converted into Shares at the
Conversion Price and offered by such Shares by such Selling Securityholder pursuant to the Prospectus.

(4)   Includes 2,800 shares of Common Stock held beneficially by this Selling Securityholder.


Because the Selling Securityholders may, pursuant to the Prospectus, offer all or some portion of the Notes and Shares they presently hold or, with respect to Shares, have the right to acquire upon conversion of such Notes, no estimate can be given as to the amount or percentage of the Notes and Shares that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes and Shares since the date on which they provided the information regarding their Notes and Shares, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution." The Selling Securityholders may sell all, part or none of the Notes or Shares listed above.

The Company may from time to time include additional Selling
Securityholders and information about such Selling Securityholders' plans of distribution in future supplements to the Prospectus.




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